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                                                                  Rule 424(b)(3)
                                                 Registration Stmt. No. 33-63343
Pricing Supplement No. 2                                 Dated: October 26, 1995

(To Prospectus dated October 25, 1995 and
Prospectus Supplement dated October 25, 1995)

                           FINOVA CAPITAL CORPORATION
                   (Formerly Greyhound Financial Corporation)
                    Medium-Term Notes, Series C - Fixed Rate

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Principal Amount:      $20,000,000       Trade Date: 10/26/95
Issue Price:           100%              Original Issue Date: 10/31/95
Interest Rate:         5.98%             Net Proceeds to Issuer: $19,950,000
Stated Maturity Date:     10/31/97       Agent's Discount or Commission: $50,000
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Interest Payment Dates: Semiannually on each March 15
                    and September 15 and at Maturity
                    Commencing on March 15, 1996
Day Count Convention:
         ( X )  30/360 for the period from October 31, 1995 to October 31, 1997
         (  )   Actual /360 for the period from         to
         (  )   Actual/Actual for the period from       to
Redemption:
         ( X )  The Notes cannot be redeemed prior to the Stated Maturity Date.
         (  )   The Notes may be redeemed prior to the Stated Maturity Date.

Initial Redemption Date:

Optional Repayment:
         ( X )  The Notes cannot be repaid prior to the Stated Maturity Date.
         (  )   The Notes can be repaid prior to the Stated Maturity Date at the option of the holder of the Notes.
                Optional Repayment Date(s):

Currency:
         Specified Currency:
                (If other than U.S. dollars, see attached)
         Minimum Denominations:
                (Applicable only if Specified Currently is other than U.S. dollars)

Original Issue Discount:  (  ) Yes   ( X ) No

         Total Amount of OID:
         Yield to Maturity:
         Initial Accrual Period:

Form:    ( X ) Book-Entry    (  ) Certificated

            Lehman Brothers    Citicorp Securities, Inc.    Goldman, Sachs & Co.
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   Merrill Lynch & Co.  X CS First Boston     Morgan Stanley & Co. Incorporated
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